UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2008

Commission File No. 000-52114

FREEDOM 6, INC.
(Name of small business issuer in its charter)

Delaware	20-5153533
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Galleria 2 Bridge Avenue Red Bank, New Jersey	07701
(Address of principal executive offices)	(Zip Code)
N/A
(Former name, former address and former fiscal year, if changed since last report)

Copies to:
The Sourlis Law Firm
Virginia K. Sourlis, Esq.
The Galleria
2 Bridge Avenue
Red Bank, New Jersey 07701
 (732) 530-9007
www.SourlisLaw.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

On September 18, 2008, Freedom 6, Inc., a Delaware corporation (the “Company”), issued an aggregate of 400,000 shares of common stock, par value $0.0001 per share, of the Company to an aggregate of six individuals. These shares were issued without registration under the Securities Act, of 1944, in reliance from the exemptions therefrom afforded the Company under Section 4(2) promulgated thereunder due to the fact that the issuance did not involve a public offering. The shares were issued on a post-split basis as discussed below.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 18, 2008, the Company filed an amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware thereby effectuating a forward stock split of 20-to-1, effective 12:01 a.m. on September 18, 2008 (the “Forward Split”).

Prior to the Forward Split, there were 100,000 shares of the Company’s common stock issued and outstanding.  Upon the effectiveness of the Forward Split there were 2,000,000 shares of the Company’s common stock. Upon the issuance of an aggregate of 400,000 shares of the Company’s common stock as discussed above, there are currently an aggregate of 2,400,000 shares of the Company’s common stock issued and outstanding.  The Company did not amend the par value of the Company’s common stock.

The total number of shares of capital stock which the Company has authority to issue remains unchanged. The Company is authorized to issue one hundred ten million (110,000,000) shares of capital stock, one hundred million (100,000,000) shares of which are designated as common stock, and ten million (10,000,000) shares of which are “blank check” preferred stock, $0.0001 par value, which can be designated by the Board of Directors in one or more classes with voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.:	Description:
3.1.1	Amendment, dated September 18, 2008, to the Certificate of Incorporation of Freedom 6, Inc., a Delaware corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 18, 2008

FREEDOM 6, INC.

By:	/s/ Virginia K. Sourlis
Virginia K. Sourlis
Chief Executive Officer, President
Chairman and Chief Financial Officer
(Principal Executive Officer)
(Principal Financial Officer)